Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2025, relating to the financial statements of Penske Automotive Group, Inc. and the effectiveness of Penske Automotive Group Inc.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Penske Automotive Group Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
October 30, 2025